UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

UNITED SECURITY BANCSHARES, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TO OUR SHAREHOLDERS:

We will hold the 2012 Annual Meeting of Shareholders of United Security Bancshares, Inc. (“Bancshares”), at 2:00 p.m., Central Daylight Time, on Wednesday, May 9, 2012, at Alabama Southern Community College, 30755 Highway 43 South, Thomasville, Alabama 36784.

We have enclosed a notice of the meeting, a proxy statement, a proxy and the Annual Report to Shareholders for 2011 and hope that you will study the enclosed materials carefully and attend the meeting in person.

Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy and return it as promptly as possible. You may return the proxy by facsimile or by mail in the accompanying envelope, or you may vote your shares via the Internet or by telephone. Please review the instructions on each of these options in the proxy statement and on your proxy card. You may revoke your proxy by voting in person at the meeting, by signing and delivering a later-dated proxy, by giving written notice of revocation to the Secretary of Bancshares or by a later vote via the Internet or by telephone at any time before the proxy is voted.

Sincerely,

Hardie B. Kimbrough

Chairperson of the Board

James F. House

President and Chief Executive Officer

April 3, 2012

UNITED SECURITY BANCSHARES, INC.

131 West Front Street

Post Office Box 249

Thomasville, Alabama 36784

(334) 636-5424

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on

May 9, 2012

TO THE SHAREHOLDERS OF UNITED SECURITY BANCSHARES, INC.:

United Security Bancshares, Inc. (“Bancshares”) will hold its 2012 Annual Meeting of Shareholders (the “Annual Meeting”) at Alabama Southern Community College, 30755 Highway 43 South, Thomasville, Alabama 36784, on Wednesday, May 9, 2012, at 2:00 p.m., Central Daylight Time, for the following purposes:

(1)	to elect eleven (11) directors of Bancshares to serve for the ensuing year;

(2)	to ratify the appointment of Carr, Riggs & Ingram, LLC as independent registered public accountants for the year ending December 31, 2012;

(3)	the advisory approval of Bancshares’ executive compensation; and

(4)	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of such meeting.

The Board of Directors has fixed the close of business on March 14, 2012 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

A complete list of the shareholders of Bancshares will be available and open for examination by any shareholder of Bancshares during ordinary business hours beginning two business days after the mailing of this notice of the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting. Information on how to obtain directions to be able to attend the Annual Meeting and vote in person can be found at the following website: http://www.cfpproxy.com/4328. Whether or not you plan to attend the Annual Meeting in person, you are requested to complete, sign and date the enclosed proxy and send it promptly by facsimile or mail in the envelope provided for this purpose, or vote your shares via the Internet or by telephone using the instructions provided in the proxy statement and on your proxy card. The proxy may be revoked by voting in person at the Annual Meeting, by signing and delivering a later-dated proxy, by giving written notice of revocation to the Secretary of Bancshares or by a later vote via the Internet or by telephone at any time prior to the voting thereof.

By Order of the Board of Directors,

Beverly J. Dozier

Secretary

Thomasville, Alabama

April 3, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2012: BANCSHARES’ PROXY STATEMENT AND 2011 ANNUAL REPORT ARE AVAILABLE AT http://www.cfpproxy.com/4328.

PROXY STATEMENT

i

UNITED SECURITY BANCSHARES, INC.

131 West Front Street

Post Office Box 249

Thomasville, Alabama 36784

(334) 636-5424

PROXY STATEMENT

FOR THE

2012 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 9, 2012

INTRODUCTION

This Proxy Statement is furnished on or about April 3, 2012 by United Security Bancshares, Inc. (“Bancshares”) to the holders of common stock of Bancshares in connection with the 2012 Annual Meeting of Shareholders, and any adjournments or postponements thereof, to be held on Wednesday, May 9, 2012, at 2:00 p.m., Central Daylight Time, at Alabama Southern Community College, 30755 Highway 43 South, Thomasville, Alabama 36784 (the “Annual Meeting”). The matters to be considered and acted upon are:

(1)	the election of eleven (11) directors of Bancshares;

(2)	the ratification of the appointment of Carr, Riggs & Ingram, LLC as independent registered public accountants for the year ending December 31, 2012;

(3)	the advisory approval of Bancshares’ executive compensation; and

(4)	the transaction of such other business as may properly come before the Annual Meeting.

The Board of Directors of Bancshares is soliciting the proxy, which is revocable at any time before it is voted. You may revoke the proxy by voting in person at the Annual Meeting, by signing and delivering a later-dated proxy, by giving written notice of revocation to the Secretary of Bancshares or by a later vote via the Internet or by telephone. We must, however, actually receive the written notice, later-dated proxy or later Internet or telephone vote before the vote of the shareholders. We will vote all properly executed proxies delivered pursuant to this solicitation at the Annual Meeting and in accordance with instructions given, if any. If no instructions are given, we will vote the proxies as recommended by the Board – FOR Proposals 1, 2 and 3 – and in accordance with the instructions of management as to any other matters that may come before the Annual Meeting.

To vote by proxy, you must do one of the following:

•

Vote via the Internet. You can vote your shares via the Internet until 2:00 a.m. Central Daylight Time on May 9, 2012 by following the instructions on your proxy card. The website address for Internet voting is indicated on your proxy card. Internet voting is available 24 hours a day.

•

Vote by Telephone. You can vote your shares by telephone by calling the toll-free number listed on your proxy card on a touch-tone telephone 24 hours a day until 2:00 a.m. Central Daylight Time on May 9, 2012. Easy-to-follow voice prompts enable you to vote your shares and confirm that your instructions have been properly recorded.

•	Vote by Facsimile. If you choose to vote by facsimile, please complete, sign, date and fax your proxy card to the number listed on your proxy card until 9:00 a.m. Central Daylight Time on May 9, 2012.

•

Vote by Mail. If you choose to vote by mail, please complete, sign, date and return your proxy card in the accompanying envelope. Please promptly mail your proxy card to ensure that it is received prior to the Annual Meeting.

NOTE: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered the shareholder of record with respect to those shares, and you must follow the instructions for voting your shares that you receive from your broker, bank or other nominee. Please refer to the section below entitled “Voting Shares Held in ‘Street Name’” for more information about how to vote your shares.

Bancshares will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, we may solicit proxies by personal interview, telephone, facsimile and electronic communication. Banks, brokers or other nominees will forward the proxy materials to their principals or beneficial owners and obtain authorization for the execution of proxies. Bancshares will, upon request, reimburse banks, brokers and other nominees for their reasonable expenses in forwarding proxy materials to their principals or beneficial owners.

Shareholders Eligible to Vote

We are sending this Proxy Statement to shareholders of record as of the close of business on March 14, 2012. Only shareholders as of this date are eligible to vote at the Annual Meeting. At the close of business on March 14, 2012, there were 6,036,792 shares of the common stock of Bancshares, par value $0.01 per share, outstanding. Each shareholder is entitled to one vote in person or by proxy for each share of common stock held on all matters properly to come before the Annual Meeting.

Information About a Quorum

At the Annual Meeting, the presence of a majority of the outstanding shares of Bancshares’ common stock entitled to vote, represented in person or by proxy, shall constitute a quorum for the transaction of business. If a quorum is not present, or if the Chairperson of the Annual Meeting decides that more time is necessary for the solicitation of proxies, the Chairperson may adjourn the Annual Meeting, with or without shareholder vote. Alternatively, if there is a shareholder vote to adjourn the Annual Meeting based on the absence of a quorum, the named proxies will vote all shares of common stock for which they have voting authority in favor of the adjournment.

Vote Required to Approve Proposals

Assuming the presence of a quorum, the directors of Bancshares will be elected by a plurality of the shares cast at the Annual Meeting – in other words, the director nominees receiving the most votes will be elected (Proposal 1). The ratification of the appointment of Carr, Riggs & Ingram, LLC as independent registered public accountants for the year ending December 31, 2012 (Proposal 2) will require the affirmative vote of a majority of the shares represented at the Annual Meeting in person or by proxy and entitled to vote on the matter. Proposal 3 calls for the advisory approval of Bancshares’ executive compensation and will require for adoption the affirmative vote of a majority of the shares represented at the Annual Meeting in person or by proxy and entitled to vote on the matter.

Following the Annual Meeting, we will file a Form 8-K with the Securities and Exchange Commission to disclose the results of voting on each proposal, as required by applicable rules.

Abstentions

A shareholder may abstain or withhold his or her vote (collectively, “abstentions”) with respect to each item submitted for shareholder approval. Abstentions will be counted as present for purposes of determining the existence of a quorum but will be counted as not voting on any proposal brought before the Annual Meeting. Since the election of directors (Proposal 1) is determined by the votes cast at the Annual Meeting, abstentions will not affect the outcome of this matter. An abstention as to the ratification of the appointment of Carr, Riggs &

Ingram, LLC as independent registered public accountants for the year ending December 31, 2012 (Proposal 2) and as to the advisory approval of Bancshares’ executive compensation (Proposal 3) will have the same effect as voting against these proposals, given that the outcome of each proposal is determined by shares represented at the Annual Meeting and entitled to vote on the matter.

Voting Shares Held in “Street Name”

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the Annual Meeting. Your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing the broker, bank or other nominee regarding how to vote your shares. If you hold your shares in “street name,” it is critical that you return the voting instruction card if you want your votes to count in the election of directors (Proposal 1) and with respect to the advisory approval of Bancshares’ executive compensation (Proposal 3). If you hold your shares in “street name” and want to vote in person at the Annual Meeting, you must obtain a proxy from your broker, bank or other nominee and bring that proxy to the Annual Meeting.

In the past, if you held your shares in “street name,” and you did not indicate how you wanted your shares to be voted in the election of directors, your broker, bank or other nominee was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Certain regulatory changes have taken away the ability of your broker, bank or other nominee to vote your uninstructed shares in the election of directors on a discretionary basis. Similarly, if you do not direct your broker, bank or other nominee as to how to vote with respect to the executive compensation matter (Proposal 3), your broker, bank or other nominee may not vote on these matters. Therefore, if you hold your shares in “street name” and do not instruct your bank, broker or other nominee on how to vote in the election of directors or with respect to the executive compensation matter, your shares will not be voted for any director nominee, the executive compensation matter or on any other proposal on which your broker, bank or other nominee does not have discretionary authority (resulting in a “broker non-vote”).

Broker non-votes are counted for general quorum purposes but are not deemed to be present with respect to any matter for which a broker does not have discretionary authority to vote. Broker non-votes will not be counted for purposes of the election of directors (Proposal 1) but will have no effect on the outcome of the election of directors based on the plurality voting standard. Broker non-votes will not be taken into account in determining the outcome of the advisory approval of Bancshares’ executive compensation (Proposal 3). Your bank, broker or other nominee will continue to have discretion to vote any uninstructed shares on the ratification of the appointment of Carr, Riggs & Ingram, LLC as independent registered public accountants for the year ended December 31, 2012 (Proposal 2); there should be no broker non-votes with respect to this item.

PROPOSAL 1

ELECTION OF DIRECTORS

Bancshares’ Bylaws provide that the Board of Directors shall consist of not less than three (3) and not more than twenty-five (25) directors, and, if a number is not fixed by the Board of Directors, the Bylaws state that there shall be sixteen (16) directors. Effective December 31, 2011, Dr. Wayne C. Curtis, who served as a member of the Board of Directors since 2000, retired from the Board of Directors. Further, on December 31, 2011, Dan R. Barlow, who has served as a member of the Board of Directors since 1997, notified Bancshares that he would not stand for re-election to the Board of Directors at the Annual Meeting. As a result of these events, at a meeting on February 23, 2012, the Board of Directors approved a reduction in the size of the Board of Directors to eleven (11) persons, effective as of the conclusion of the Annual Meeting. The Nominating, Executive and Corporate Governance Committee and the current Board of Directors believe that a Board of Directors of eleven (11) persons is practical and efficient at this point in time.

Based on the nomination by the Nominating, Executive and Corporate Governance Committee, the Board of Directors recommends that the shareholders elect the eleven (11) director-nominees named below to hold office until the 2013 Annual Meeting of Shareholders of Bancshares or until their successors are elected and qualified. All of the nominees currently serve as directors. Unless “Withhold” or “For All Except” is noted as to all or some of the nominees, proxies will be voted at the Annual Meeting FOR the election of the eleven (11) nominees to the Board of Directors. Shareholders may not vote for a greater number of persons than the number of nominees named. The Board recommends THAT YOU VOTE FOR THE ELECTION OF THE ELEVEN (11) NOMINEES.

While we know of no reason why any nominee would be unable to serve as a director, if, before the voting at the Annual Meeting, any person to be elected a director is unable to serve, the shares that would otherwise be voted for such person may be voted for the election of such substitute person as the Board of Directors may recommend.

The following provides certain biographical information about the individuals who have been nominated for election as directors of Bancshares. Each of the nominees currently serves as a director of Bancshares. The biographical information for each of the nominees below contains a description of the individual’s service as a director, business experience, director positions held currently or at any time during the last five years, if applicable, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes and skills that caused the Board of Directors to determine that the individual should serve as a director. The stock ownership with respect to each nominee is set forth in the table entitled “Security Ownership of Certain Beneficial Owners and Management” that appears in this Proxy Statement on page 28.

Subsequent to the Annual Meeting, Bancshares, as the sole shareholder of First United Security Bank (“First United Security”), Bancshares’ banking subsidiary, intends to re-elect all of the newly-elected directors of Bancshares as directors of First United Security. Mr. Kimbrough is currently the Chairperson of the Board of Bancshares and the Chairperson of the Board of First United Security.

Information regarding the executive officers of Bancshares who are not directors, as well as information regarding Mr. Barlow, who is not standing for re-election to the Board of Directors at the Annual Meeting, is also provided.

Information About Director-Nominees

Andrew C. Bearden, Jr. Director since 2009 Age 65

Mr. Bearden practices as a Certified Public Accountant at Andrew C. Bearden, Jr. CPA and works as a management consultant through his company, BEACO Consulting LLC, in Thomasville, Alabama. Mr. Bearden served Peoples BancTrust Co., Inc. in Selma, Alabama as Chief Financial Officer, Executive Vice President from January 1997 until January 2007 and as Chief Operating Officer, Executive Vice President from January 2007 until October 2007. Mr. Bearden also served as an officer of BankTrust in Mobile, Alabama in the role of Chief Operating Officer, Executive Vice President from October 2007 until February 2009.

Mr. Bearden’s extensive prior experience in the banking industry, specifically his experience and leadership roles with two public companies, as well as his accounting background and current accounting practice, give him a wide range of accounting, financial, capital markets, risk assessment and other executive management experience and skills, all of which provide valuable insight and expertise to the Board of Directors.

Linda H. Breedlove Director since 1997 Age 68

Ms. Breedlove serves as a part-time writer and proofer for The South Alabamian, Inc., a newspaper publishing company. She also performs certain bookkeeping functions for The South Alabamian, Inc. and The Thomasville Times. She served as Publisher/Editor of The South Alabamian, Inc. for 29 years until January 2003. Ms. Breedlove was employed with Breedlove Office Supply and Printing from January 2003 until April 2004.

The Board of Directors believes that Ms. Breedlove’s business and management experience gained from her long career in newspaper publishing, as well as her local community and civic leadership roles and involvement and knowledge of the local market, all make her a valuable contributor to the Board of Directors.

Gerald P. Corgill Director since 1985 Age 70

Mr. Corgill has served as President of Dozier Hardware Company, Inc., a hardware and building supply company, including a gift shop, in Thomasville, Alabama since 1982.

The Board of Directors believes that Mr. Corgill’s skills and business experience, as well as the various operational and leadership roles in which he has served his business, all provide him with a wide range of knowledge on topics important to business, which knowledge contributes greatly to the composition of the Board of Directors.

John C. Gordon Director since 1997 Age 54

Mr. Gordon has been self-employed, performing forestry, timberland and investment services for Forest Services, Inc. (land management) since 1994 and for SS&J Land Co., Inc. since 1998. Mr. Gordon serves as president of both entities.

Mr. Gordon’s business management, investment and risk assessment skills obtained from his leadership of these companies and his experience in the forestry business are all valuable to the Board of Directors.

William G. Harrison Director since 1976 Age 66

Mr. Harrison served as Timber Settlements and Records Manager for Linden Lumber Company (sawmill) from 1999 until his retirement in 2008. For approximately 20 years prior to his position at Linden Lumber Company, Mr. Harrison was the Chief Executive Officer and sole owner of Bedsole Dry Goods, a department store chain consisting of department stores and variety stores.

The Board of Directors believes that Mr. Harrison’s extensive business experience, specifically his understanding of accounts management and credit and collection risk, contributes greatly to the composition of the Board of Directors.

James F. House Director since 2011 Age 59

Mr. House became a director of Bancshares pursuant to an employment agreement among Bancshares, First United Security and Mr. House dated November 7, 2011, and Mr. House has served as President and Chief Executive Officer of Bancshares and First United Security since then. Mr. House has extensive prior experience in the banking industry. From May 2009 until November 2011, he served as Florida Division President of BankTrust. From 2005 until 2009, Mr. House was a business consultant focusing on management, investments and commercial and consumer lending issues. Prior to that, he held numerous executive and senior management positions with SouthTrust Bank, including Executive Vice President, General Bank Commercial (2003-2004); Chief Executive Officer, Urban West Region (2002-2003); Chief Executive Officer, North Alabama/Tennessee Region (2000-2001); Chief Executive Officer, Birmingham Market Bank (1999-2003); and Chairman and Chief Executive Officer, SouthTrust Bank of Dothan, N.A. (1994-1998).

The Board of Directors believes that, from these years of experience in a number of positions and areas in banking and his senior executive level services to Bancshares and First United Security, Mr. House has gained an intimate knowledge of the banking industry and, more specifically, the business and operations of Bancshares and First United Security, which provides valuable insight to the Board of Directors.

Hardie B. Kimbrough Director since 1986 Age 74

Mr. Kimbrough is currently Of Counsel with the Gilmore Law Firm. Mr. Kimbrough served as Presiding Circuit Judge for the First Judicial Circuit of the State of Alabama from 1977 until his retirement in 1995.

Through his years of experience as a lawyer and member of the judiciary, Mr. Kimbrough gained extensive knowledge of the communities served by Bancshares and First United Security and the economies of those communities, which has provided Mr. Kimbrough with valuable risk and creditworthiness assessment skills. Mr. Kimbrough has also undergone extensive training in bank management and leadership in his role as Chairperson of the Board. The Board of Directors believes that all of this experience, in addition to Mr. Kimbrough’s understanding and knowledge of Bancshares and First United Security gained from his years of service to these institutions, contributes greatly to the composition of the Board of Directors.

J. Lee McPhearson Director since 2009 Age 58

Mr. McPhearson is an attorney, currently practicing in Butler, Alabama. Mr. McPhearson also serves as County Attorney for Choctaw County, Alabama. From 1995 until 2002, Mr. McPhearson served as Circuit Judge for the First Judicial Circuit of the State of Alabama and previously served from 1981 until 1987 as District Attorney for the First Judicial Circuit. Mr. McPhearson is currently actively involved in timber and real estate enterprises.

Mr. McPhearson’s legal experience as a practitioner, which involved some representation and advising of business entities, as well as his knowledge and understanding of the communities served by Bancshares and First United Security gained through his time on the bench, all contribute greatly to the Board of Directors. Additionally, Mr. McPhearson’s experience in the timber and real estate industries provides valuable insight to the Board of Directors regarding land and timber valuations and market conditions, which are important to the business of Bancshares and First United Security.

Jack W. Meigs Director since 1997 Age 54

Mr. Meigs has served as Circuit Judge for the Fourth Judicial Circuit of the State of Alabama since 1991.

The Board of Directors believes that Mr. Meigs’ extensive legal experience in the local area, both as a practitioner and as a judge, provides him with a wide range of management skills and knowledge on topics important to business, which contribute greatly to the composition of the Board of Directors.

Howard M. Whitted Director since 1985 Age 67

Mr. Whitted was a forester for Weyerhaeuser Company, a forest products and container board manufacturer, from 1968 until his retirement in 2006. Mr. Whitted is currently a forester and manager for Whitted Family Holdings.

The Board of Directors believes that Mr. Whitted’s general business experience and specifically his experience in the real estate and forestry industry provide valuable insight to the Board of Directors regarding land and timber valuations and market conditions, which are important to the business of Bancshares and First United Security.

Bruce N. Wilson Director since 1997 Age 57

Mr. Wilson is a senior partner in the law firm of Wilson & Drinkard where he has worked since 1993.

Through his law practice, Mr. Wilson has represented and continues to represent business and corporate clients throughout all phases of their operations. He counsels clients on various real estate, industrial and economic development and budgetary and auditing issues. The Board of Directors believes that Mr. Wilson’s experience and understanding of these issues enable him to provide valuable insight to the Board of Directors.

Director Not Standing for Re-election

Dan R. Barlow Director since 1997 Age 70	Mr. Barlow, now retired, served as Assistant Vice President of Bancshares and as Executive Vice President, City President of First United Security from 1997, upon the merger of First Bank & Trust with and into First United Security in 1997 (the “FB&T Merger”), until his retirement on December 31, 2006. Mr. Barlow became a director of Bancshares pursuant to the terms of the FB&T Merger.

Information About Executive Officers Who Are Not Also Directors

Robert Steen Age 63

Mr. Steen has served as Vice President, Treasurer and Assistant Secretary of Bancshares since 2009, previously serving as Assistant Treasurer since 1997 and Assistant Vice President since 2000. Mr. Steen has been designated as the Principal Financial Officer (now Chief Financial Officer) and Principal Accounting Officer of Bancshares since 2003. Mr. Steen has served as Executive Vice President, Chief Financial Officer of First United Security since 1997, upon the FB&T Merger.

J. Daniel Matheson, III Age 54

Mr. Matheson has served as Investment Officer of Bancshares since May 2001 and as Senior Vice President, Investment Officer of First United Security since 1996. Mr. Matheson serves as Senior Vice President of Synovus Securities and is the owner and President of R2Metrics, Inc., a provider of investment and asset and liability management software, analytics and consulting services for banks, which was owned by First United Security until January 1, 2009.

Beverly J. Dozier Age 47

Ms. Dozier currently serves as Vice President, Secretary and Assistant Treasurer of Bancshares and Senior Vice President, Executive Administration, of First United Security. Ms. Dozier has served the bank in numerous capacities since 1984, including working as a loan officer and mortgage originator.

Eric H. Mabowitz Age 53	Mr. Mabowitz currently serves as Executive Vice President, Retail Division, and Director of Community Lending of First United Security. Mr. Mabowitz joined First United Security in March 2008 and previously served as Executive Vice President, Senior Lender, and Branch Administrator and as Executive Vice President, Chief Credit Officer. Prior to his employment with First United Security, Mr. Mabowitz served as President and Chief Operating Officer of Premier Bank of the South in Cullman, Alabama from June 2007 until March 2008; as Executive Vice President, Administration for First Community Bank in Chatom, Alabama from September 2006 until June 2007; and as Executive Vice President, Chief Credit Officer for First Community Bank in Chatom, Alabama from July 2001 until September 2006.

D. Phillip Maughan, II Age 47

Mr. Maughan has served as Executive Vice President, Commercial Division, and Senior Lender of First United Security since October 2010. Mr. Maughan has served in executive level positions in the financial industry, including as Executive Vice President and Regional President of Capstone Bank beginning in 2008 until October 2010 and as President and Chief Executive Officer of Security Bank from 2006 until 2008. Prior to 2006, Mr. Maughan held a number of positions with AmSouth Bank and then SouthTrust/Wachovia Bank.

Craig B. Nelson Age 54

Mr. Nelson, who joined First United Security in January 2011, currently serves as Executive Vice President, Credit Division, and Chief Credit Officer of First United Security. Prior to his employment with First United Security, Mr. Nelson served as Managing Member of CBN Financial Group LLC (beginning in May 2010); as Senior Vice President, Regional Credit Officer for M&F Bank (from February 2006 until May 2010); and in various capacities with M&F Bank’s predecessor bank, First National Bank of Shelby County, including President, Chief Credit Officer and member of the Board of Directors (from June 2004 until February 2006).

William C. Mitchell Age 46	Mr. Mitchell has served as President and Chief Executive Officer of First United Security’s subsidiary, Acceptance Loan Company, Inc., since February 2008 and, prior to that, as Interim President and Chief Executive Officer beginning in November 2007. Mr. Mitchell has worked with Acceptance Loan Company, Inc. since May 1997.

CORPORATE GOVERNANCE

Bancshares is committed to having sound corporate governance principles. Operating in accordance with such principles is essential to running Bancshares’ business effectively and to maintaining Bancshares’ integrity in the marketplace. Bancshares’ Board has adopted a Code of Business Conduct and Ethics that sets forth basic principles to guide Bancshares’ and First United Security’s employees, including the Chief Executive Officer, the Chief Financial Officer and other senior executive officers, in their conduct and compliance with applicable laws and governance principles. A copy of the United Security Bancshares, Inc. Code of Business Conduct and Ethics is filed as Exhibit 14 to our Annual Report on Form 10-K for the year ended December 31, 2003. Additionally, Bancshares will furnish any person without charge, upon written request, a copy of the United Security Bancshares, Inc. Code of Business Conduct and Ethics.

The following is a summary of Bancshares’ Board independence standards, the Board and committee structure, the director nomination process and the procedures for shareholders to follow to communicate with the Board of Directors.

Director Independence

The Nasdaq Stock Market, LLC, the exchange on which Bancshares’ common stock is listed, requires that a majority of the Bancshares’ Board members be independent. Accordingly, because the Board of Directors currently has twelve (12) members, at least seven (7) of the directors must be independent; after the Annual Meeting, at least six (6) the eleven (11) directors must be independent. In accordance with Nasdaq’s listing standards, a director is not considered to be independent unless the Board determines that the director has no relationship with Bancshares or its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with Bancshares or any of its subsidiaries) that would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director. Members of the Audit Committee, Compensation Committee and Nominating, Executive and Corporate Governance Committee also must meet the independence tests in the applicable Nasdaq listing standards and the federal securities laws.

The Board has determined that none of the directors standing for re-election, with the exception of Mr. House, has any material relationship with Bancshares or any of its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with Bancshares or any of its subsidiaries) that would interfere with the exercise of independent judgment in carrying out his or her responsibilities. In making this determination, the Board considered transactions and relationships between each director or his or her immediate family and Bancshares and its subsidiaries. The purpose of this review was to determine whether any such transactions or relationships were material and possibly inconsistent with a determination that the director was independent. Mr. House is not independent because of his employment as the Chief Executive Officer and President of Bancshares and First United Security.

During the review of directors’ independence determinations, the Board of Directors specifically considered the relationships between Bancshares and Wilson & Drinkard, of which Mr. Wilson is a senior partner, and between Bancshares and the Gilmore Law Firm, of which Mr. Kimbrough is Of Counsel. Both Wilson & Drinkard and the Gilmore Law Firm are law firms that historically have provided legal services to Bancshares and its subsidiaries. Bancshares’ fee arrangements with Wilson & Drinkard and the Gilmore Law Firm are negotiated on the same basis and are subject to the same terms and conditions as arrangements with other outside legal counsel for similar types of legal work. During 2011, Bancshares paid no legal fees to Wilson & Drinkard and approximately $12,179 in legal fees to the Gilmore Law Firm; however, based on his Of Counsel arrangement with the Gilmore Law Firm, Mr. Kimbrough did not directly receive any income, benefits or compensation from these payments. Based on this review, the Board concluded that Bancshares’ relationships with Wilson & Drinkard and the Gilmore Law Firm do not interfere with either Mr. Wilson’s or Mr. Kimbrough’s exercise of independent judgment in carrying out the responsibilities of a director.

Company Leadership Structure

The business of Bancshares is managed under the direction of the Board of Directors, which is elected by our shareholders. The basic responsibility of the Board is to lead Bancshares by exercising its business judgment to act in what each director reasonably believes to be the best interests of Bancshares and its shareholders. Leadership is important to facilitate the Board in acting effectively as a working group so that Bancshares and its performance may benefit. The role of the Chairperson includes providing continuous feedback on the direction, performance and strategy of Bancshares, presiding over meetings of the Board, setting the Board’s agenda with management and leading the Board in anticipating and responding to risks faced by Bancshares.

The roles of Chief Executive Officer and Chairperson of the Board have been separated since Bancshares’ initial public offering. While the Board believes that the Chief Executive Officer should be a member of the Board, the Board considers it to be advantageous to independence, oversight and objectivity to have a separate, independent board member to serve as Chairperson. The Board may reconsider this leadership structure from time to time based on then-current considerations.

Risk Oversight

General oversight of Bancshares’ risk management process is the responsibility of the Audit Committee of the Board of Directors.

Bancshares is exposed to a number of risks and regularly undertakes a review to identify and evaluate these risks and develop plans to manage them effectively. While the Chief Executive Officer has overall responsibility for risk assessment, management and prioritization, the Board has an active role in the risk oversight process.

The Board regularly reviews information regarding Bancshares’ financial, credit, liquidity, operational, legal, regulatory, compliance, reputational and strategic risks based on reports from management, including the Chief Executive Officer and Chief Financial Officer. Although the full Board is ultimately involved in the risk oversight process, information regarding certain risks is reviewed first by the committees of the Board when a particular risk falls within the purview of a particular committee. For example, the Compensation Committee of the Board oversees the management of risks relating to Bancshares’ compensation policies and practices, including executive compensation. The Nominating, Executive and Corporate Governance Committee oversees risks associated with the independence of the members of the Board and potential conflicts of interest. The Audit Committee oversees the management of financial risks (including risks required to be monitored under the Sarbanes-Oxley Act). The conclusions of each Board committee are brought to the attention of all Board members at the regularly scheduled meetings of the Board. This enables the Board and its committees to coordinate the risk oversight role.

Board Structure and Committees

The Board of Directors of Bancshares conducts its business through meetings of the Board and Board committees. During 2011, the Board of Directors of Bancshares met twenty-five times. All of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served, with the exception of Mr. House, who did not become a member of the Board of Directors until November 7, 2011.

Directors are encouraged but not required to attend the annual meetings of shareholders. All of the then-current directors attended Bancshares’ 2011 Annual Meeting of Shareholders, as postponed and rescheduled to August 9, 2011.

Audit Committee

The Audit Committee assists the Board with its oversight responsibilities with respect to the financial reports and other financial information provided by Bancshares to its shareholders and others, Bancshares’ financial policies and procedures and disclosure controls and procedures, Bancshares’ system of internal controls and Bancshares’ auditing, accounting and financial reporting processes. The Audit Committee operates under a written charter that was last updated by the Board of Directors in December 2011, a copy of which is posted on First United Security’s website at http://www.firstusbank.com under the tabs “About Us” – “Investor Relations.” The Audit Committee met fourteen times during 2011. The Audit Committee Report appears in this Proxy Statement on page 31.

Certain Nasdaq listing standards and the federal securities laws require that at least one member of the Audit Committee has an understanding of generally accepted accounting principles and financial statements, the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, experience preparing, auditing, analyzing or evaluating financial statements, or experience actively supervising one or more persons engaged in such activities, an understanding of internal control over financial reporting and an understanding of audit committee functions. The Board has determined that Andrew C. Bearden, Jr. has the requisite attributes of an “audit committee financial expert.” Mr. Bearden acquired such attributes through his experience as a certified public accountant and through his supervision as chief financial officer of the financial reporting and compliance of a publicly traded financial institution.

The members of the Audit Committee are Andrew C. Bearden, Jr., Chairperson, William G. Harrison, Hardie B. Kimbrough and Jack W. Meigs. The Board has carefully evaluated the backgrounds of the members of the Audit Committee and determined that such members qualify as “independent” as defined in the applicable Nasdaq listing standards and as defined in the Audit Committee’s charter.

Compensation Committee

The Compensation Committee assists the Board in overseeing and determining executive compensation. Among other responsibilities, the Compensation Committee reviews, recommends and approves salaries and other compensation of Bancshares’ and First United Security’s executive officers and administers Bancshares’ equity compensation plans. The Chief Executive Officer assists the Compensation Committee with determining the amount of compensation to be paid to the other executive officers but does not play a role in his own compensation determination. The Compensation Committee operates under a written charter that was last updated by the Board of Directors in 2006, a copy of which is posted on First United Security’s website at http://www.firstusbank.com under the tabs “About Us” – “Investor Relations.” The Compensation Committee met ten times in 2011. The Compensation Committee Report appears in this Proxy Statement on page 19.

The scope of the Compensation Committee’s authority is limited to the responsibilities that are set forth in its charter. In fulfilling its responsibilities, the Compensation Committee may delegate its authority to subcommittees to the extent permitted by applicable law. The charter further provides the Compensation Committee with the authority to engage independent consultants and legal advisers when determined to be necessary or appropriate in fulfilling its responsibilities. The Compensation Committee has sole authority to retain and terminate any such consultant or legal adviser, including sole authority to approve the fees and other retention terms.

The Compensation Committee has reviewed Bancshares’ compensation programs, plans and practices for all of its employees as they relate to risk management and risk-taking initiatives to ascertain if they serve to encourage or incent risks that are “reasonably likely to have a material adverse effect” on Bancshares. As a result of this process, the Compensation Committee concluded and informed the Board that, based on the company’s current compensation programs, plans and practices, there are no such risks.

The members of the Compensation Committee are J. Lee McPhearson, Chairperson, Linda H. Breedlove, Gerald P. Corgill, John C. Gordon and Howard M. Whitted. The Board has carefully evaluated the backgrounds of the members of the Compensation Committee and determined that such members qualify as “independent” as defined in the applicable Nasdaq listing standards and as defined in the Compensation Committee’s charter.

Nominating, Executive and Corporate Governance Committee

Among other responsibilities, the Nominating, Executive and Corporate Governance Committee reviews and recommends the selection of directors and members of committees of the Board and reviews and establishes the governance practices of Bancshares. The Nominating, Executive and Corporate Governance Committee operates under a written charter that was adopted by the Board of Directors in 2004, a copy of which is posted on First United Security’s website at http://www.firstusbank.com under the tabs “About Us” – “Investor Relations.” The Nominating, Executive and Corporate Governance Committee met seven times in 2011.

The members of the Nominating, Executive and Corporate Governance Committee are Hardie B. Kimbrough, Chairperson, Andrew C. Bearden, Jr., Gerald P. Corgill, John C. Gordon and Bruce N. Wilson. The Board has carefully evaluated the backgrounds of the members of the Nominating, Executive and Corporate Governance Committee and determined that such members qualify as “independent” as defined in the applicable Nasdaq listing standards and as defined in the committee’s charter.

Consideration of Director-Nominees

Criteria and Diversity

Criteria that are used by the Nominating, Executive and Corporate Governance Committee in connection with evaluating and selecting new directors include factors relating to whether the candidate would meet the definition of “independent” as defined by the applicable Nasdaq listing standards, as well as the candidate’s skills, occupation and experience in the context of the needs of the Board. The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

The Nominating, Executive and Corporate Governance Committee continually reviews the qualifications and responsibilities of all directors in consideration of the Board’s overall responsibility to shareholders. Although neither the Board nor the Nominating, Executive and Corporate Governance Committee has a formal policy with regard to the consideration of diversity in identifying director nominees, the director nomination process is designed to ensure that the Board considers members with diverse backgrounds, including race, ethnicity, gender, education, skills and experience, with a focus on appropriate financial and other expertise relevant to the company’s business, and also considers issues of judgment, conflicts of interest, integrity, ethics and commitment to the goal of maximizing shareholder value. The goal of this process is to assemble a group of directors with deep, varied experience, sound judgment and commitment to the company’s success. For a discussion of the individual experience and qualifications of our directors, please refer to the section entitled “Proposal 1 – Election of Directors” in this Proxy Statement beginning on page 4.

Process for Identifying and Evaluating Director-Nominees

The process followed by the Nominating, Executive and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating, Executive and Corporate Governance Committee and the Board. Assuming that the appropriate biographical and background material discussed below is provided on behalf of candidates recommended by shareholders, the Nominating, Executive and Corporate Governance Committee will evaluate those candidates by applying substantially the same criteria, following substantially the same process as candidates submitted by Board members.

Director-Nominees Proposed by Shareholders

The Nominating, Executive and Corporate Governance Committee will consider candidates recommended by shareholders for inclusion by the Board of Directors in the slate of nominees that the Board recommends to the shareholders for election. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director-nominees, including candidates recommended by shareholders, the Nominating, Executive and Corporate Governance Committee applies the selection criteria and follows the process described above.

Shareholders may recommend individuals for the Nominating, Executive and Corporate Governance Committee to consider as potential director candidates by submitting the following information to the Nominating, Executive and Corporate Governance Committee, c/o Corporate Secretary of United Security Bancshares, Inc., 131 West Front Street, P.O. Box 249, Thomasville, Alabama 36784:

•	The name of the recommended person;

•

All information relating to the recommended person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

•	The written consent of the recommended person to being named in the proxy statement as a nominee and to serve as a director if elected;

•

As to the shareholder making the recommendation, the name and address of such shareholder as the name and address appear on Bancshares’ books; provided, however, that if the shareholder is not a registered holder of Bancshares’ common stock, the shareholder should submit his or her name and address along with a current written statement from the registered holder; and

•	A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

Any such recommendation must be received at the address above not less than 120 calendar days before the date that Bancshares’ proxy statement was released to shareholders in connection with the previous year’s annual meeting.

Shareholder Communications with the Board of Directors

The Board of Directors will give appropriate attention to written communications that are submitted by shareholders and will respond as the Board deems appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairperson of the Nominating, Executive and Corporate Governance Committee primarily will be responsible for monitoring communications from shareholders and providing copies or summaries of such communications to the other directors as he or she deems appropriate. Communications will be forwarded to all directors if such communications relate to substantive matters and include suggestions or comments that the Chairperson of the Nominating, Executive and Corporate Governance Committee considers important.

Shareholders and other interested parties who wish to send communications on any topic to the Board should address such communications to:

Chairperson of the Nominating, Executive and Corporate Governance Committee

c/o Corporate Secretary of United Security Bancshares, Inc.

131 West Front Street

P.O. Box 249

Thomasville, Alabama 36784

All written communications to Bancshares’ Board of Directors will be relayed to the Nominating, Executive and Corporate Governance Committee without being screened by management.

TRANSACTIONS WITH RELATED PERSONS

Bancshares recognizes that transactions between Bancshares or its subsidiaries and any of its directors or executive officers may present potential or actual conflicts of interest that are not in the best interests of Bancshares and its shareholders. Therefore, as a general matter and in accordance with Bancshares’ Code of Business Conduct and Ethics, Bancshares prefers to avoid such transactions. Nevertheless, there are situations where such transactions may be in, or may not be inconsistent with, the best interests of Bancshares and its shareholders. Therefore, Bancshares has adopted a written policy and procedures that require the Audit Committee to review and, if appropriate, to approve or ratify any such transactions.

Policy and Procedures Regarding Related Person Transactions

The Audit Committee’s Policy and Procedures With Respect to Related Person Transactions sets forth the process for reviewing, approving and ratifying transactions involving Bancshares and its subsidiaries and “related persons.” “Related persons” include directors and executive officers and their immediate family members and shareholders owning 5% or more of Bancshares’ outstanding common stock. It is Bancshares’ policy to approve and ratify transactions involving related persons only when the Board of Directors, acting through the Audit Committee, determines that the transaction in question is in, or is not inconsistent with, the best interests of Bancshares and its shareholders.

The procedures provide that, prior to entering into a related person transaction, management or the affected director or executive officer must bring the matter to the attention of a designated individual who will assess whether the matter should be considered by the Audit Committee. If a member of the Audit Committee is involved in the proposed transaction, he or she will be recused from all discussions and decisions about the transaction. To the extent that a related person transaction is not identified in advance, the terms of the transaction will be reviewed and evaluated by the Audit Committee. Only transactions that are in, or that are not inconsistent with, the best interests of Bancshares and its shareholders are approved or ratified by the Audit Committee.

Certain Transactions with Related Persons

Certain directors and executive officers of Bancshares and their family members were customers of, and had transactions with, First United Security in the ordinary course of business since the beginning of 2011, and additional transactions likely will take place in the ordinary course of business. All outstanding loans and commitments were made in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, for comparable transactions with unrelated persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

We believe that the compensation of our executive officers should link rewards to business results and shareholders’ returns. Specifically, the compensation program should attract, retain and motivate the executive officers necessary for our current and long-term success and should tie executive compensation with the performance of Bancshares.

Oversight of the Compensation Program

Our Compensation Committee oversees our compensation program and approves the compensation paid to all executive officers, including the Chief Executive Officer and the two other most highly compensated executive officers during 2011 (collectively, the “Named Executive Officers”) (our Named Executive Officers are identified in the 2011 Summary Compensation Table that appears in this Proxy Statement on page 20; included as a “Named Executive Officer” is also our former President and Chief Executive Officer, Mr. Phillips, for whom disclosure would have been provided but for the fact that he was not serving as an executive officer at the end of the 2011 fiscal year). All of the members of the Compensation Committee have been determined by the Board of Directors to qualify as “independent” under the applicable Nasdaq director independence standards. The Compensation Committee operates under a written charter, a copy of which is posted on First United Security’s website at http://www.firstusbank.com under the tabs “About Us” – “Investor Relations.”

Our Compensation Committee’s responsibilities include reviewing and approving the amount, form and terms of compensation to be paid to the Named Executive Officers and assessing and making recommendations to the Board regarding executive compensation and benefit plans and programs. The Chief Executive Officer assists the Compensation Committee with determining the amount of compensation to be paid to the other executive officers but does not play a role in his own compensation determination. Our Human Resources department also assists the Compensation Committee with compensation decisions by providing support and data for the committee. The Charter of the Compensation Committee grants the committee the authority to hire outside consultants to further its objectives and assist with its responsibilities. The Compensation Committee has, in the past, engaged the services of outside consultants to assist in determining appropriate compensation programs and amounts and may, in the future, engage such consultants as the committee deems appropriate. No such consultant is currently engaged.

Compensation Objectives

Compensation is based on an individual’s job level, responsibilities and experience, and company performance. We want to attract and retain, on a long-term basis, high caliber personnel and, to that end, provide a total compensation opportunity that is competitive in the banking industry, taking into account relative company size and performance as well as individual responsibilities and achievements.

Currently, the primary component of the total compensation for our Named Executive Officers is base salary. In some years, we have compensated our executive officers with a combination of base salary and cash incentives designed to be competitive, to align management’s incentives with business results of Bancshares and to reward not only company-wide performance but also the achievement of specific goals within areas under the control of the executive officers.

Base Salaries

Base salary is the main component of the Named Executive Officers’ compensation and is reviewed and approved by the Compensation Committee annually to determine whether the salary is appropriate. Each Named Executive Officer’s base salary is determined principally by the responsibilities required by the officer’s position and length of service in a position at Bancshares, as well as individual competence and comparison to peer institutions. In the case of the Chief Executive Officer, we further consider his overall banking experience (which includes almost twenty years of service in executive and senior management positions of banks).

At its meeting in December 2011, the Compensation Committee established the base salaries for the Named Executive Officers for 2012 and determined that no changes should be made to the 2011 base salary amounts for 2012.

Annual Cash Incentive Compensation

In some years, Bancshares has made awards of cash bonuses to certain employees, including certain executive officers, under our Incentive Earnings Program, which program links incentives to performance results of the prior year. The program is structured to motivate employees to achieve the business goals set by Bancshares and reward employees for achieving such goals. For the executive officers, awards generally have been based on three components: Bancshares’ corporate results, First United Security’s operating results and the individual employee’s performance. Under the program, awards are expressed as a percentage of an employee’s base salary. Any payments to the executives under the Incentive Earnings Program remain discretionary with the Board of Directors.

In light of the difficult conditions in the banking industry and the general economy, no criteria for cash bonuses under our Incentive Earnings Program were established by the Compensation Committee for 2011, and no cash bonuses were paid. Additionally, no criteria for cash bonuses have been established for 2012. The Compensation Committee will continue to evaluate whether the establishment of such criteria for the potential payment of cash bonuses is appropriate in future years.

Salary Continuation Agreements and Director Retirement Agreements

Salary Continuation Agreements. In order to encourage members of our senior management, several years ago, we entered into salary continuation agreements with certain executive officers. The salary continuation agreements are nonqualified deferred compensation arrangements that are designed to motivate the executive officers to remain employed with Bancshares until their retirement. While the benefit amounts vary, the same terms generally apply to all of the agreements. Currently, Mr. Steen is the only Named Executive Officer who is a party to a salary continuation agreement.

The salary continuation agreements promise the executive officer a benefit that will be paid annually for fifteen years generally beginning on the later of when the executive officer reaches age 65 or when the executive officer terminates employment. The amount of Mr. Steen’s benefit was initially set in September 2002 and generally is increased by 4% each year until he attains age 65. The benefit is reduced if the executive officer retires before age 65 or terminates employment due to a disability.

The salary continuation agreements also provide a change in control benefit. We believe that it is important to protect the financial interests of our senior management in the event of a change in control. Further, we believe that the interests of Bancshares’ shareholders will be best served if the interests of our senior management are aligned with the shareholders’ interests. Providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of our shareholders. Accordingly, the salary continuation agreements provide the executive officers with certain benefits in the event of a change in control of Bancshares or a change in control of First United Security. If an executive officer is terminated following a change in control, we will pay the executive officer annually for fifteen years, beginning at age 65, an amount equal to the maximum benefit he would have been entitled to receive had he terminated employment at age 65.

On November 20, 2008, Bancshares and First United Security entered into an amendment to the salary continuation agreement for Mr. Steen, the purpose of which was to ensure that the terms of the salary continuation agreement comply with Internal Revenue Code Section 409A, promulgated under the American Jobs Creation Act of 2004. Internal Revenue Code Section 409A imposes significant taxes on an executive officer if he or she is paid deferred compensation that does not satisfy certain statutory and regulatory requirements. The salary continuation agreements are subject to Internal Revenue Code Section 409A. Consequently, in order for the executive officers to avoid potential negative tax consequences, we amended Mr. Steen’s salary continuation agreement to comply with the applicable Internal Revenue Code Section 409A requirements. The amendment to the salary continuation agreement does not materially change the scope or amount of benefits to which Mr. Steen is entitled but may affect the time and form of payment of such benefits. The amendment was filed as an exhibit to Bancshares’ Form 10-K for the year ended December 31, 2008.

Director Retirement Agreements. In order to encourage the members of the Board of Directors to continue to serve as directors of Bancshares, we have entered into director retirement agreements with each director, with the exception of Mr. House. The director retirement agreements are nonqualified deferred compensation arrangements that are designed to motivate the directors to serve on the Board until their retirement. The same terms generally apply to all of the agreements.

The director retirement agreements promise each director a benefit that will be paid annually for ten years generally beginning on the later of when the director reaches age 70 or when the director terminates service as a director. The amount of the benefit was initially set at $12,000 in September 2002 and is increased by 3% each year until the director reaches age 70. The benefit is reduced if the director retires before age 70 or terminates service as a director due to a disability.

Similar to the salary continuation agreements, the director retirement agreements provide a change in control benefit. For the reasons discussed above, we believe that the interests of Bancshares’ shareholders will be best served if the interests of our directors are aligned with the shareholders’ interests. Therefore, the director retirement agreements provide that, if a director is terminated following a change in control of Bancshares or a change in control of First United Security, we will pay the director annually for ten years, beginning at age 70, an amount equal to the maximum benefit he or she would have been entitled to receive had the director terminated service as a director at age 70.

On November 20, 2008, Bancshares and First United Security entered into amendments to the director retirement agreements for each director at the time, the purpose of which is to ensure that the terms of the director retirement agreements comply with Internal Revenue Code Section 409A. Similar to the salary continuation agreements, the director retirement agreements are subject to Internal Revenue Code Section 409A. Therefore, in order for the directors to avoid potential negative tax consequences, we amended the director retirement agreements to comply with the applicable Internal Revenue Code Section 409A requirements. The amendments to the director retirement agreements do not materially change the scope or amount of benefits to which the directors are entitled but may affect the time and form of payment of such benefits. The amendments were filed as exhibits to Bancshares’ Form 10-K for the year ended December 31, 2008. The director retirement agreements entered into by directors joining the Boards of Bancshares and First United Security subsequent to the November 2008 amendments comply with Section 409A.

Additional details regarding these salary continuation agreements and director retirement agreements, as well as the amounts that would be payable in the event of a termination of employment and a change in control, are further discussed below under the caption, “Potential Payments Upon Termination or Change in Control,” beginning on page 22 in this Proxy Statement.

Termination and Change in Control Benefits Under Mr. House’s Employment Agreement

Mr. House, the President and Chief Executive Officer, is the only Named Executive Officer with an employment agreement. On November 7, 2011, when Mr. House was hired as the Chief Executive Officer,

Bancshares, First United Security and Mr. House entered into an employment agreement. Details regarding the termination and change in control provisions of Mr. House’s employment agreement are further discussed below under the caption, “Potential Payments Upon Termination or Change in Control,” beginning on page 22 in this Proxy Statement.

Perquisites and Other Benefits

We provide our Named Executive Officers with limited perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain qualified senior management. It is our belief that perquisites for executive officers should be limited in scope and value and also should be reflective of similar perquisites provided to executive officers at other regional banks of comparable size.

Perquisites provided include, in some cases, a company-provided automobile. Additionally, Bancshares will pay the annual premiums for a term life insurance policy with a $250,000 death benefit for Mr. House. The Named Executive Officers participate in our employee benefit plans and programs on the same terms and conditions as other employees. The benefits available generally include medical and dental insurance, disability insurance and life insurance. In addition, Bancshares sponsors a 401(k) plan in which all eligible employees, including the Named Executive Officers, may participate.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with Bancshares’ management. Based on the review and discussion, the Compensation Committee recommended to Bancshares’ Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report furnished by the Compensation Committee:

J. Lee McPhearson, Chairperson

Linda H. Breedlove

Gerald P. Corgill

John C. Gordon

Howard M. Whitted

EXECUTIVE COMPENSATION

2011 Summary Compensation Table

The Named Executive Officers’ compensation consists of the following elements: base salary, an annual cash incentive (in some years), retirement and other post-employment benefits, and limited perquisites and other personal benefits incidental to typical business expenses (for certain of the Named Executive Officers). The following table sets forth, for the years ended December 31, 2011 and 2010, a summary of the compensation paid to or earned by the Named Executive Officers.

Note that, as a “smaller reporting company” and pursuant to the rules of the Securities and Exchange Commission, Bancshares is providing below 2011 and 2010 compensation information for Mr. House, as the President and Chief Executive Officer of Bancshares and First United Security, and Mr. Steen and Mr. Mabowitz, as the two most highly compensated executive officers other than Mr. House who were serving as executive officers at the end of 2011. Mr. Phillips is also listed based on the compensation paid to or earned by him prior to his resignation from Bancshares and First United Security on June 30, 2011.

Name and Principal Position	Year	Salary	Stock Awards(1)	Nonqualified Deferred Compensation(2)	All Other Compensation(3)	Total
James F. House(4)(5) President & Chief Executive Officer of Bancshares and First United Security	2011 2010	$ 31,731 —	$25,350 —	— —	$ 9,870 —	$ 66,951 —
Robert Steen Vice President, Treasurer, Assistant Secretary, Chief Financial Officer & Principal Accounting Officer of Bancshares and Executive Vice President & Chief Financial Officer of First United Security	2011 2010	$165,000 $162,000	— —	$ 48,366 $ 42,942	$ 20,046 $ 21,192	$233,412 $226,134
Eric H. Mabowitz Executive Vice President, Retail Division, and Director of Community Lending of First United Security	2011 2010	$160,000 $157,500	— —	— —	$ 19,240 $ 15,122	$179,240 $172,622
R. Terry Phillips(6) Former President & Chief Executive Officer of Bancshares and First United Security	2011 2010	$175,673 $315,000	— —	$(265,291 $ 72,791)	$341,729 $ 39,804	$252,111 $427,595

(1)

Stock awards are reported as the grant date fair value of the shares, computed in accordance with FASB ASC Topic 718. As an inducement to join Bancshares and First United Security, Mr. House received a one-time grant of 5,000 fully-vested shares of Bancshares common stock on November 7, 2011, the date of the commencement of his employment with Bancshares and First United Security.

(2)

With the exception of Messrs. House and Mabowitz, this column represents the change in the present value of the accumulated benefit of the Named Executive Officer under his salary continuation agreement, and, in the case of Mr. Phillips, his salary continuation agreement and his director retirement agreement. The changes in the present values of the benefits under Mr. Phillips’ salary continuation agreement and director retirement agreement in 2011 were $(245,672) and $(19,619), respectively, and in 2010 were $69,249 and $3,542, respectively. Pursuant to Mr. Phillips’ Separation Agreement and Mutual Release with Bancshares and First United Security (see Note 6 below), his director retirement agreement was terminated, and the benefits to which he is entitled under his salary continuation agreement were reduced. Accordingly, the 2011 changes in the present values of his benefits under both agreements were negative.

(3)	The following table describes each component in the “All Other Compensation” column.

Name	401(k) Contributions	Life Insurance Premiums	Board and Committee Fees	Automobile	Unused Vacation	Other	Total
James F. House	$2,115	$1,455	—	—	—	$6,300	$9,870
Robert Steen	$13,550	—	$2,400	$923	$3,173	—	$20,046
Eric H. Mabowitz	$14,677	—	—	$1,486	$3,077	—	$19,240
R. Terry Phillips	$16,500	—	$12,000	$1,979	—	$311,250	$341,729

For Mr. House, “Other” compensation includes the following: (i) $3,800 paid for relocation and housing expenses and (ii) $2,500 for the reimbursement of legal fees incurred by Mr. House in connection with the negotiation of his employment agreement, both pursuant to the terms of Mr. House’s employment agreement.

For Mr. Phillips, the figures presented represent compensation paid or earned prior to or in connection with Mr. Phillips’ resignation effective June 30, 2011. “Other” compensation includes $311,250 paid pursuant to the Separation Agreement and Mutual Release between Bancshares, First United Security and Mr. Phillips (see Note 6 below).

(4)

James F. House was appointed President & Chief Executive Officer of Bancshares and First United Security effective November 7, 2011. Mr. House was not an employee of either Bancshares or First United Security during 2010. Accordingly, this table only presents compensation for Mr. House for 2011.

(5)

Mr. House’s employment agreement sets forth the terms of his employment, including his minimum compensation. See “Potential Payments Upon Termination or Change in Control” beginning on page 22 in this Proxy Statement for additional information about Mr. House’s employment agreement.

(6)

On June 30, 2011, Mr. Phillips resigned from his positions as President and Chief Executive Officer of Bancshares and First United Security and entered into a Separation Agreement and Mutual Release with Bancshares and First United Security (the “Separation Agreement”). Under the terms of the Separation Agreement, Mr. Phillips received a lump sum severance payment equal to nine months salary, including his accrued but unused vacation, totaling $281,250, title to his current Company vehicle (valued at $12,000), a payment of $18,000 for premiums for health insurance coverage, the ability to continue as a participant in the Company’s group health plan for three (3) years or less if Mr. Phillips obtains comparable coverage due to subsequent employment, and the option to convert his company-provided term life insurance policy to an individual policy. Additionally, the parties (i) terminated the Director Retirement Agreement, dated October 17, 2002, as amended, entered into by and among Mr. Phillips, Bancshares and First United Security and (ii) amended the Salary Continuation Agreement, dated September 20, 2002, as amended, entered into by and among Mr. Phillips, Bancshares and First United Security, to provide that Mr. Phillips will receive payments beginning at age 65 and continuing for fifteen years in the amount of $75,000 per year.

Potential Payments Upon Termination or Change in Control

Bancshares has entered into the following agreements with Mr. Steen that require us to provide compensation and benefits to him in the event of a termination of employment or a change in control of Bancshares or First United Security.

Salary Continuation Agreement with Mr. Steen

Under the terms of the salary continuation agreement, if Mr. Steen terminates his employment with Bancshares or First United Security as a result of his resignation, retirement, death or disability or a change in control of Bancshares or First United Security, he is entitled to be paid an annual benefit for a term of fifteen years. Such benefit generally will begin to be paid when Mr. Steen reaches normal retirement age, which is defined in the plan as age 65, or when the executive officer terminates employment, whichever is later. Mr. Steen’s potential annual benefit is based on a set amount that is increased by 4% each year until he reaches age 65. The agreement provides for benefits as follows.

Normal Retirement On or After Age 65. Upon termination of employment on or after reaching age 65, Mr. Steen is entitled to an annual benefit that will be paid for fifteen years beginning immediately following his termination. Specifically, Mr. Steen will receive the following annual retirement benefit on termination for a period of fifteen years:

Officer	Annual Benefit in the Event of Normal Retirement On or After Age 65
Steen	$61,501

Early Retirement Prior to Age 65. To the extent that Mr. Steen terminates employment prior to reaching age 65, his annual benefit is reduced based on the number of years until he reaches age 65. The early retirement benefit then is payable once he reaches age 65. For example, if Mr. Steen retired on December 31, 2011, he would receive the following annual early retirement benefit beginning at age 65 for a period of fifteen years:

Officer	Annual Benefit in the Event of Early Retirement Prior to Age 65
Steen	$56,861

Disability. To the extent that Mr. Steen terminates employment due to a disability as determined by the carrier of an insurance policy covering him or by the Social Security Administration, the maximum annual benefit that would be payable is reduced based on the number of years until he reaches age 65. The disability benefit then is payable once Mr. Steen reaches age 65. For example, if Mr. Steen terminated his employment on December 31, 2011 due to a disability, he would receive the following annual disability benefit beginning at age 65 for a period of fifteen years:

Officer	Annual Benefit in the Event of a Disability
Steen	$56,861

Change in Control. If Mr. Steen’s employment is terminated for any reason (other than a leave of absence) subsequent to a change in control of Bancshares or First United Security, he is entitled to receive the maximum annual benefit that would have been payable to him at age 65. The change in control benefit then is payable once Mr. Steen reaches age 65. For example, if Mr. Steen was terminated on December 31, 2011 following a change in control, he would receive the following annual change in control benefit beginning at age 65 for a period of fifteen years:

Officer	Annual Benefit Upon Termination Following a Change in Control
Steen	$61,501

Death. If Mr. Steen dies prior to receiving his salary continuation benefit, his beneficiary generally is entitled to receive the maximum annual benefit that would have been payable at age 65 described above under “Normal Retirement On or After Age 65.” The death benefit would be payable to Mr. Steen’s beneficiary immediately following his death for a period of fifteen years.

James F. House’s Employment Agreement

On November 7, 2011, when Mr. House was hired as Chief Executive Officer and President of Bancshares and First United Security, Mr. House entered into an employment agreement with Bancshares and First United Security.

The agreement’s initial term is thirty (30) months, with renewal discussions to commence at least twelve (12) months prior to expiration. The agreement provides that Mr. House will be paid and eligible for the following compensation, among other employee benefits: an annual base salary not less than $275,000; term life insurance coverage in the amount of $250,000; and reimbursement of ordinary and reasonable expenses incurred in the performance of his duties as Chief Executive Officer and President of Bancshares and First United Security. As an inducement to join Bancshares and First United Security, Mr. House received a one-time grant of 5,000 fully-vested shares of Bancshares common stock and is eligible to receive up to an additional 5,000 shares of Bancshares common stock during his employment upon attainment of certain criteria to be established by the Bancshares Board of Directors. The agreement also contains non-compete and confidentiality restrictions. Specifically, Mr. House is prohibited from competing with Bancshares or First United Security for twelve (12) months following the termination of his employment and from disclosing confidential and proprietary information for a period of three (3) years after the termination of his employment. In the event that Mr. House fails to satisfy these non-compete and non-disclosure obligations, Bancshares is entitled to any appropriate remedy to enforce the obligations.

Under the terms of Mr. House’s employment agreement, he is entitled to certain payments and benefits if he terminates employment due to his retirement, death or involuntary termination or if his termination is related to a change in control of Bancshares or First United Security.

In the event that Mr. House’s employment terminates due to his death or disability, or Mr. House terminates his employment for any reason other than “good reason,” he is entitled to any accrued and unpaid base salary earned through the date of termination and all vested amounts payable and vested benefits accrued under any otherwise applicable plan, policy, program or practice in which Mr. House was a participant.

If Mr. House is involuntarily terminated without “cause” or Mr. House terminates his employment for “good reason,” he is entitled to (i) a lump sum cash payment within twenty-one (21) days following his termination in an amount equal to the greater of either one (1) times his base salary then in effect or the amount of the base salary that otherwise would have been payable to Mr. House for the remainder of the term and (ii) reimbursement from Bancshares for any premiums paid by Mr. House for COBRA health continuation coverage. For example, if Mr. House was terminated without “cause” or terminated his employment for “good reason” on December 31, 2011, he would have been entitled to a lump sum payment in the amount of $644,932 based on his 2011 base salary of $275,000.

In the event of a change in control, Mr. House is not entitled to any payment unless he is terminated or he terminates employment within six (6) months following the change in control. If Bancshares terminates Mr. House without “cause” or he terminates his employment for “good reason” during the six (6) months following a change in control, he is entitled to (i) a lump sum cash payment within thirty (30) days following his termination an amount equal to the greater of two (2) times the base salary or two (2) times the Annualized Compensation, as defined in the employment agreement, as reported by Bancshares, and (ii) reimbursement from Bancshares for any premiums paid by Mr. House for COBRA health continuation coverage. For example, if

Mr. House was terminated or resigned on or after a change in control that occurred on December 31, 2011, he would have been entitled to a lump sum payment in the amount of $550,000 based on his 2011 base salary of $275,000.

Internal Revenue Code Section 409A imposes significant taxes on an executive officer in the event that he receives deferred compensation that does not satisfy certain statutory and regulatory requirements in accordance with Internal Revenue Code Section 409A. However, it is the intent of Bancshares and First United Security that the amounts payable to Mr. House under the employment agreement comply with or are exempt from Section 409A.

DIRECTOR COMPENSATION

In establishing director compensation, Bancshares considers the significant amount of time that directors expend in fulfilling their duties to Bancshares and the skill level required by Bancshares of members of the Board, as well as the importance of attracting and retaining qualified candidates to serve on the Board.

Fees

Compensation for the non-employee directors of Bancshares is $600 per month for service as directors and $500 per board meeting attended. The Chairperson of the Board receives an additional $750 per month. Non-employee committee members receive $250 per committee meeting attended, and the Chairpersons of the Audit Committee, the Compensation Committee and the Nominating, Executive and Corporate Governance Committee each receive an additional $150 per meeting attended. Directors are reimbursed for reasonable travel expenses incurred in the performance of their duties.

All of the non-employee directors of Bancshares also serve as the directors of First United Security, and they receive $400 per month for this service to First United Security. The non-employee directors of First United Security’s subsidiary, Acceptance Loan Company (“ALC”), each receive $250 per meeting attended, with the exception of the Chairperson, who receives an additional $150 per meeting attended. The non-employee members of the Board of Directors of ALC include Bruce N. Wilson, Chairperson, Dan R. Barlow, Linda H. Breedlove and Howard M. Whitted. The non-employee directors of First United Security’s subsidiary, FUSB Reinsurance, Inc., receive $250 per meeting attended. The non-employee members of the Board of Directors of FUSB Reinsurance, Inc. are Linda H. Breedlove, Chairperson, William G. Harrison, Jack W. Meigs and Bruce N. Wilson.

Director Retirement Agreements

Bancshares has entered into retirement agreements with all of the non-employee directors of Bancshares. Under the terms of each retirement agreement, if a director terminates his or her service as a director with Bancshares or First United Security as a result of his or her resignation, retirement, death or disability or a change in control of Bancshares or First United Security, the director is entitled to an annual benefit for a term of ten years. The amount of the benefit depends on the reason for the director’s termination of service and the number of years served as a director. See “Salary Continuation Agreements and Director Retirement Agreements” beginning on page 16 in this Proxy Statement under “Compensation Discussion and Analysis” and “Potential Payments Upon Termination or Change in Control” beginning on page 22 in this Proxy Statement for additional information regarding these agreements.

Deferral Plan

Non-employee directors may elect to defer payment of all or any portion of their First United Security Bank director fees under the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan (the “Plan”), and, beginning on January 1, 2012, all United Security Bancshares, Inc. director fees are deferred under the Plan. The Plan, which was ratified by shareholders at the annual meeting held on May 11, 2004, permits non-employee directors to invest their directors’ fees and to receive the adjusted value of the deferred amounts in cash and/or shares of Bancshares’ common stock.

If the deferred amounts are invested in share units, the return is determined as if such funds had been invested in Bancshares’ common stock, and, if the deferred amounts are invested in cash, the return is calculated at an interest rate equal to the 30-Day London Interbank Offered Rate (LIBOR) plus 75 basis points. Deferred amounts generally are distributed to a director at the termination of such individual’s service as a director of Bancshares, either in a lump sum payment or in annual installment payments. All of Bancshares’ directors currently defer all of their Bancshares director fees under the Plan.

2011 Director Compensation Table

The following table provides information regarding compensation earned or paid to Bancshares’ non-employee directors in 2011.

Name(1)	Fees Earned or Paid in Cash(2)	Nonqualified Deferred Compensation(3)	All Other Compensation(4)	Total
Dan R. Barlow	$26,000	$8,594	$36,000	$70,594
Andrew C. Bearden, Jr.	$31,750	—	$765	$32,515
Linda H. Breedlove	$23,500	$13,984	—	$37,484
Gerald P. Corgill	$32,750	$21,593	$443	$54,786
Wayne C. Curtis	$30,150	$3,153	$3,849	$37,152
John C. Gordon	$33,000	$2,765	—	$35,765
William G. Harrison	$25,250	$9,966	$183	$35,399
Hardie B. Kimbrough	$43,400	$3,153	$536	$47,089
J. Lee McPhearson	$29,350	—	$1,490	$30,840
Jack W. Meigs	$23,500	$2,712	$1,740	$27,952
James C. Stanley(5)	$15,250	—	$5,067	$20,317
Howard M. Whitted	$28,000	$11,821	$3,479	$43,300
Bruce N. Wilson	$25,250	$3,828	—	$29,078

(1)

Compensation information for Mr. Phillips, who served on the Board of Directors until his resignation effective June 30, 2011, is set forth above in the “2011 Summary Compensation Table” on page 20 in this Proxy Statement.

(2)	As of January 1, 2012, all directors defer their Bancshares director fees pursuant to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan.

(3)

This column represents the change in the present value of a director’s accumulated benefit under his or her director retirement agreement. See “Potential Payments Upon Termination or Change in Control” beginning on page 22 in this Proxy Statement for additional information regarding these agreements.

(4)

This column reflects reimbursements for mileage and related expenses paid to certain directors. Directors who must travel outside their county of residence to attend any meeting are reimbursed for mileage. For Mr. Barlow, this column also includes amounts paid to him under his salary continuation agreement. While serving as an executive officer of Bancshares and First United Security, Mr. Barlow entered into a salary continuation agreement under which he is entitled to receive an annual benefit in the amount of $36,000 that will be paid for fifteen years. The payments began in 2007 after Mr. Barlow reached age 65 and terminated employment with Bancshares and First United Security. For Mr. Stanley, this column also include amounts paid to him under his director retirement agreement. While serving as a director of Bancshares and First United Security, Mr. Stanley entered into a director retirement agreement under which he is entitled to receive an annual benefit in the amount of $15,201 that will be paid for ten years. Monthly payments began in September 2011 after Mr. Stanley terminated his service as a director of Bancshares and First United Security.

(5)	Mr. Stanley served on the Board of Directors until the conclusion of the 2011 Annual Meeting of Shareholders but did not stand for re-election to the Board at that meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of J. Lee McPhearson, Chairperson, Linda H. Breedlove, Gerald P. Corgill, John C. Gordon and Howard M. Whitted. Pursuant to the Compensation Committee’s charter, Mr. House, Chief Executive Officer and President of Bancshares, is permitted to be present at meetings during which executive compensation other than for himself is under review and consideration. No member of the Compensation Committee during 2011 was an executive officer of another company with a board of directors that has a comparable committee on which one of our executive officers serves.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 14, 2012, no person was known to management to be the beneficial owner of more than 5% of Bancshares’ outstanding common stock. The following table sets forth the number and percentage of outstanding shares of Bancshares’ common stock beneficially owned as of March 14, 2012, by (i) the Named Executive Officers (but excluding Mr. Phillips); (ii) each director and director-nominee of Bancshares; and (iii) all current executive officers and directors of Bancshares as a group.

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)	PERCENT OF CLASS
Dan R. Barlow(2)	16,982	*
Andrew C. Bearden, Jr.(3)	8,820	*
Linda H. Breedlove(4)	7,831	*
Gerald P. Corgill(5)	153,936	2.55%
John C. Gordon(6)	155,913	2.58%
William G. Harrison(7)	56,086	*
James F. House	5,000	*
Hardie B. Kimbrough(8)	69,396	1.15%
Eric H. Mabowitz(9)	2,911	*
J. Lee McPhearson	3,500	*
Jack W. Meigs(10)	2,264	*
Robert Steen(11)	11,058	*
Howard M. Whitted(12)	14,522	*
Bruce N. Wilson(13)	11,330	*
All current directors and executive officers as a group (19 persons)	550,413	9.12%

*	Represents less than 1% of the outstanding shares.

(1)

Unless otherwise indicated, the named person has sole voting and sole investment power for the shares indicated. “Percent of class” is based on 6,036,792 shares of Bancshares’ common stock outstanding as of March 14, 2012 and 13,321 shares of common stock equivalents held in the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan that may be acquired by certain directors within 60 days of March 14, 2012. For each individual included in the table above, “Percent of Class” is calculated by dividing the number of shares beneficially owned by such person by the sum of (i) 6,036,792 shares of common stock outstanding as of March 14, 2012 and (ii) the number of additional shares of common stock that such person has the right to acquire within 60 days of March 14, 2012, if any. For “All current directors and executive officers as a group,” “Percent of Class” is calculated by dividing the total number of shares beneficially owned by all 19 persons by the sum of (i) the total number of shares outstanding as of March 14, 2012 and (ii) the total number of shares that the members of the group have the right to acquire within 60 days of March 14, 2012. The percentages in this table have been rounded to the nearest hundredth. Bancshares currently has 10,000,000 shares of common stock, par value $0.01 per share, authorized for issuance.

(2)	Includes 548 shares owned by Mr. Barlow’s spouse, with respect to which Mr. Barlow disclaims beneficial ownership.

(3)

Includes 528 shares owned by Mr. Bearden’s spouse, with respect to which Mr. Bearden disclaims beneficial ownership. Also includes 392 shares of common stock equivalents held pursuant to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, with respect to which Mr. Bearden may acquire beneficial ownership within 60 days.

(4)

Includes 833 shares of common stock equivalents held pursuant to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, with respect to which Ms. Breedlove may acquire beneficial ownership within 60 days.

(5)

Includes 103,572 shares owned by Mr. Corgill’s spouse, with respect to which Mr. Corgill disclaims beneficial ownership. Also includes 4,124 shares owned by Dozier Hardware Company, Inc., of which Mr. Corgill is President, and 6,240 shares owned by the Dozier Hardware Company, Inc. Profit Sharing Plan & Trust.

(6)

Includes 10,560 shares held jointly with Mr. Gordon’s spouse. Also includes 300 shares of common stock equivalents held pursuant to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, with respect to which Mr. Gordon may acquire beneficial ownership within 60 days.

(7)	Includes 264 shares held jointly with Mr. Harrison’s spouse.

(8)

Includes 280 shares held jointly with Mr. Kimbrough’s spouse. Also includes 29,994 shares owned by Mr. Kimbrough’s spouse, with respect to which Mr. Kimbrough disclaims beneficial ownership. Also includes 3,236 shares of common stock equivalents held pursuant to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, with respect to which Mr. Kimbrough may acquire beneficial ownership within 60 days.

(9)	Shares are held in the 401(k) Plan.

(10)	Includes 1,814 shares held jointly with Mr. Meigs’ wife. Also includes 250 shares owned by Mr. Meigs’ two sons, with Mr. Meigs as custodian under the Uniform Gifts to Minors Act of Alabama.

(11)	Includes 6,873 shares held in the 401(k) Plan. Also includes 4,185 shares held jointly with Mr. Steen’s spouse.

(12)

Includes 7,922 shares of common stock equivalents held pursuant to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, with respect to which Mr. Whitted may acquire beneficial ownership within 60 days.

(13)

Includes 544 shares held jointly with Mr. Wilson’s spouse. Also includes 200 shares owned by Mr. Wilson’s two children, with Mr. Wilson as custodian under the Uniform Gifts to Minors Act of Alabama. Also includes 638 shares of common stock equivalents held pursuant to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, with respect to which Mr. Wilson may acquire beneficial ownership within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors and executive officers of Bancshares and persons who own more than 10% of a registered class of Bancshares’ equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock of Bancshares. Directors, executive officers and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish Bancshares with copies of all Section 16(a) reports they file.

To our knowledge, based solely on a review of the copies of such reports furnished to Bancshares and written representations that no other reports were required, during the fiscal year ended December 31, 2011, all Section 16(a) reports applicable to its directors, executive officers and greater than 10% beneficial owners were filed timely, with the exception of one late Form 4 filed by Gerald P. Corgill on August 30, 2011, which related to the sale of 500 shares of Bancshares’ common stock on August 18, 2011 by the Dozier Hardware Profit Sharing Plan & Trust, the holdings of which are reported as indirect holdings of Mr. Corgill. The transaction was inadvertently not reported at the time of sale.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of four directors who are independent directors as defined under the applicable Nasdaq listing standards and the Securities and Exchange Commission rules currently in effect.

The Audit Committee hereby submits the following report:

•	We have reviewed and discussed with management Bancshares’ audited financial statements as of, and for, the year ended December 31, 2011.

•

We have discussed with the independent auditors, Carr, Riggs & Ingram, LLC, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•

We have received the written disclosures and the letter from the independent auditors, Carr, Riggs & Ingram, LLC, required by applicable requirements of the Public Company Accounting Oversight Board regarding Carr, Riggs & Ingram, LLC’s communications with the audit committee concerning independence and have discussed with Carr, Riggs & Ingram, LLC its independence. We concluded that the provision of non-financial audit services was compatible with Carr, Riggs & Ingram, LLC’s independence in performing financial audit services.

Based on the review and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in Bancshares’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

It should be noted that management is responsible for Bancshares’ financial reporting process, including its system of internal controls, and the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Bancshares’ independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review this process. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.

This report furnished by the Audit Committee:

Andrew C. Bearden, Jr., Chairperson

William G. Harrison

Hardie B. Kimbrough

Jack W. Meigs

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

At the direction of the Audit Committee, the ratification of the appointment of Carr, Riggs & Ingram, LLC (“Carr, Riggs”) as Bancshares’ independent registered public accountants for the year ending December 31, 2012 is being presented to the shareholders for approval at the Annual Meeting. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Carr, Riggs to our shareholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our shareholders.

General

The Audit Committee has approved the engagement of Carr, Riggs as Bancshares’ independent registered public accountants for the year ending December 31, 2012. Carr, Riggs has served as Bancshares’ principal accountants since August 13, 2008.

A representative from Carr, Riggs is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Pre-Approval Policies and Procedures

The Audit Committee of the Board of Directors has adopted policies and procedures for the pre-approval of audit and permissible non-audit services performed by the independent auditor. Pursuant to these policies and procedures, the Audit Committee generally is required to pre-approve the audit and permissible non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, the service will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. On an annual basis, the Audit Committee may pre-approve specific services that are expected to be provided to Bancshares by the independent auditor during the following twelve months.

Audit and Other Service Fees

The following table sets forth the aggregate fees billed to Bancshares for the audit and other services provided by Carr, Riggs for 2011 and 2010.

	2011	2010
Audit Fees	$246,822	$288,200
Audit-Related Fees	$23,600	$22,500
Tax Fees	$22,000	$21,000
All Other Fees	—	—

Audit Fees

Audit fees were for professional services rendered relating to the audit of Bancshares’ annual financial statements, and the review of financial statements included in Bancshares’ Forms 10-Q. Fees for 2010 also include the audit of management’s assessment of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees

Audit-related fees were for professional services rendered that are reasonably related to the performance of the audit or review of Bancshares’ financial statements and are not reported under “Audit Fees.” These fees represent the aggregate fees billed for services relating to employee benefit plan audits. All of these services were pre-approved by the Audit Committee.

Tax Fees

Tax fees represent the fees billed for services relating to tax compliance.

All Other Fees

Other than the services reported in the categories described above, no other fees were billed for each of the last two fiscal years by Carr, Riggs.

Vote Required; Board Recommendation

The affirmative vote of a majority of the shares represented at the Annual Meeting in person or by proxy and entitled to vote on this matter is needed to ratify the appointment of Carr, Riggs as Bancshares’ independent registered public accountants for the year ending December 31, 2012. Unless instructed to the contrary, the shares represented by proxy will be voted FOR this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF CARR, RIGGS AS BANCSHARES’ INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2012.

PROPOSAL 3

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that companies provide shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of their named executives officers in accordance with the compensation disclosure rules of the Securities and Exchange Commission. Although Bancshares, due to its current status as a “smaller reporting company,” is not yet subject to the rules requiring this advisory vote, the Board has nonetheless elected to include this proposal to solicit our shareholders’ feedback on our current executive compensation program.

As described in detail under the heading “Compensation Discussion and Analysis,” we believe that the compensation of our executive officers should link rewards to business results and shareholders’ returns. We believe that our compensation program should attract, retain and motivate the executive officers necessary for our current and long-term success and should provide the executive officers with a stake in the future of Bancshares that corresponds to the stake of each of our shareholders.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on Bancshares, our Board of Directors or the Compensation Committee of the Board of Directors. To the extent that there is any significant vote against our Named Executive Officer compensation as disclosed in this Proxy Statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.

The affirmative vote of a majority of the shares represented at the Annual Meeting in person or by proxy and entitled to vote on this matter is required for the adoption of this Proposal, the results of which will be non-binding and advisory in nature.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that Bancshares’ shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in Bancshares’ Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

If any shareholder wishes to present a proposal to be included in the proxy materials for Bancshares’ 2013 Annual Meeting of Shareholders, the shareholder must comply with applicable securities regulations, including providing adequate notice to Bancshares. Such proposals must be received at Bancshares’ executive offices on or before December 4, 2012 in order to be considered for inclusion in Bancshares’ proxy materials relating to such meeting.

A shareholder must notify Bancshares before February 17, 2013 of a proposal for the 2013 Annual Meeting of Shareholders that the shareholder intends to present other than by inclusion in Bancshares’ proxy materials. If Bancshares does not receive such notice prior to February 17, 2013, proxies solicited by the Board of Directors of Bancshares will be deemed to have conferred discretionary authority to vote upon any such matter.

Any proposal must be submitted in writing, by certified mail-return receipt requested, to the following address:

Beverly J. Dozier, Secretary

United Security Bancshares, Inc.

131 West Front Street

Post Office Box 249

Thomasville, Alabama 36784

OTHER MATTERS

We do not know of any matters to be presented for action at the Annual Meeting other than those set forth in the notice of the Annual Meeting and discussed in this Proxy Statement.

Bancshares will furnish to shareholders without charge, upon written request, a copy of Bancshares’ Annual Report on Form 10-K, including the accompanying financial statements and schedules, required to be filed with the Securities and Exchange Commission for the year ended December 31, 2011. Copies of the exhibits to the Form 10-K also will be available upon request. Requests should be made to:

Beverly J. Dozier, Secretary

United Security Bancshares, Inc.

131 West Front Street

Post Office Box 249

Thomasville, Alabama 36784

Please complete, sign and date the enclosed proxy and send it promptly by facsimile or mail in the envelope provided for this purpose, or vote your shares via the Internet or by telephone using the instructions provided in the proxy statement and on your proxy card. The proxy may be revoked by voting in person at the Annual Meeting, by signing and delivering a later-dated proxy, by giving written notice of revocation to the Secretary of Bancshares or by a later vote via the Internet or by telephone at any time prior to the voting thereof.

YOUR VOTE IS IMPORTANT! Annual Meeting Materials are available on-line at: http://www.cfpproxy.com/4328. You can vote in one of four ways: 1. Via the Internet at http://www.rtcoproxy.com/usbi and follow the instructions. or 2. Call toll free 1-855-362-6710 on a Touch-Tone Phone. There is NO CHARGE to you for this call. or 3. Mark, sign and date your proxy card, and fax it to (334) 636-9606. or 4. Mark, sign and date your proxy card, and return it promptly in the enclosed envelope. PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS REVOCABLE PROXY UNITED SECURITY BANCSHARES, INC. ANNUAL MEETING OF SHAREHOLDERS May 9, 2012 2:00 p.m. Central Daylight Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Hardie B. Kimbrough and James F. House, and each of them, as proxies for the undersigned, or such other persons as the Board of Directors of United Security Bancshares, Inc. (“Bancshares”) may designate, with full power of substitution, to represent and act for and in the name and stead of the undersigned and to vote all of the shares of Common Stock of Bancshares that the undersigned is entitled to vote at the 2012 Annual Meeting of Shareholders of Bancshares to be held on May 9, 2012 and at any and all adjournments or postponements thereof. PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE YOUR PROXY VIA THE INTERNET, TELEPHONE OR FAX PER INSTRUCTIONS BELOW. Á Á (Continued, and to be marked, dated and signed, on the other side) FOLD AND DETACH HERE UNITED SECURITY BANCSHARES, INC. — ANNUAL MEETING, MAY 9, 2012 4328

PLEASE MARK VOTES AS IN THIS EXAMPLE REVOCABLE PROXY UNITED SECURITY BANCSHARES, INC. Annual Meeting of Shareholders MAY 9, 2012 The Board of Directors recommends a vote FOR all nominees. With- For All For hold Except The election of all of the nominees listed below to serve directors until the 2013 Annual Meeting of Shareholders until their successors shall be elected and qualified. Nominees: (04) John C. Gordon (08) J. Lee McPhearson (01) Andrew C. Bearden, Jr. (05) William G. Harrison (09) Jack W. Meigs (02) Linda H. Breedlove (06) James F. House (10) Howard M. Whitted (03) Gerald P. Corgill (07) Hardie B. Kimbrough (11) Bruce N. Wilson INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK “FOR ALL EXCEPT,” AND WRITE THAT NOMINEE’S NAME OR NUMBER IN THE SPACE PROVIDED BELOW. The Board of Directors recommends a vote FOR the ratification of independent registered public accountants. 2. The ratification of the appointment of Carr, Riggs & Ingram, LLC as independent registered public accountants for the year ending December 31, 2012. For Against Abstain The Board of Directors recommends a vote FOR the advisory approval of Bancshares’ executive compensation. 3. The advisory approval of Bancshares’ executive compensation. For Against Abstain THIS PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS GIVEN BY THE SHAREHOLDER. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3. Mark here if you plan to attend the meeting. Mark here for address change and note change below. Please be sure to date and sign this proxy card in the box below. Date Sign above Co-holder (if any) sign above When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. IF YOU WISH TO VOTE BY INTERNET, TELEPHONE OR FAX, PLEASE READ THE INSTRUCTIONS BELOW FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL PROXY VOTING INSTRUCTIONS Shareholders of record have four ways to vote: 1. By Internet; or 2. By Telephone (using a Touch-Tone Phone); or 3. By Fax; or 4. By Mail. An Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy by fax or mail. Please note that Internet and telephone votes must be cast prior to 2 a.m. Central Daylight Time, May 9, 2012, and fax votes must be recieved by 9 a.m. Central Daylight Time on May 9, 2012. It is not necessary to return this proxy if you vote by Internet or telephone. Vote by Internet anytime prior to 2 a.m. Central Daylight Time, May 9, 2012 http://www.rtcoproxy.com/usbi Vote by Telephone anytime prior to 2 a.m. Central Daylight Time, May 9, 2012 1-855-362-6710 Vote by Fax anytime prior to 9 a.m. Central Daylight Time, May 9, 2012 (334) 636-9606 Please note that the last vote received, whether by Internet, telephone, fax or mail, will be the vote counted. ON-LINE ANNUAL MEETING MATERIALS: http://www.cfpproxy.com/4328 Your vote is important!